Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated July 27, 2011 and February 20, 2012, relating to the balance sheets of 152724 Canada Inc. and Quinko Tek International Inc. as of January 31, 2011 and October 31, 2011 respectively, and the related statements of operations and comprehensive loss, stockholders' equity and cash flows, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DNTW CHARTERED ACCOUNTANTS, LLP

Markham, Ontario, Canada

February 29, 2012